Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-205966

ABS Investor Presentation February 2018 1

Free Writing Prospectus Registration Statement Nos. 333-205966 Ford Credit Auto Receivables Two LLC (the “depositor”) Ford Credit Auto Owner Trusts (the “issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling 1-800-294-1322. 2

Retail Securitization Overview securitizing its retail contracts since 1988 Ford Credit has been originating retail installment sales contracts since 1959 and has been Ford Credit has had an active publicly registered securitization program for retail contracts since 1989 and has issued asset-backed securities in more than 75 transactions under this program Ford Credit offers retail asset-backed securities through various channels: Public transactions Rule 144A transactions Other private transactions Collateral composition has trended in line with the industry and Ford Credit’s securitize what we originate strategy – we Structural elements have remained consistent – similar structure in place for over 15 years 3

Retail Securitization Business Update Number of Receivables Originated (000) 765 719 705 Financing practices have been prudent and consistent for many years, ensuring reliable support for Ford dealers and customers through all cycles Changes in origination volumes from 2013 to 2017 generally reflect the changes in Ford’s sales and Ford Credit’s financing share Changes in financing share are primarily driven by the availability and type of Ford-sponsored marketing programs Avg. # of Contracts Outstanding (000) 1,866 1,896 2,005 2,106 2,145 Source: 2017 Q4 Retail Quarterly Statistical Information Financing Share* Retail Installment and Lease * Retail Installment and lease share of Ford retail sales (excludes fleet sales) Source: 4Q 2017 and Full Year Earnings Review 4 65% 63% 56%56%55% 20132014201520162017 839899 20132014201520162017

Retail Securitization Portfolio Credit Metrics Weighted Average FICO at Origination Repossessions as a % of the Average Number of Contracts Outstanding 1.29% 1.22% 1.21% 1.12% Based on year of origination Average Net Loss on Charged-Off Contracts Net Losses as a % of the Average Portfolio Outstanding $6,245 $3,292 Source: 2017 Q4 Retail Quarterly Statistical Information 5 $6,640 $4,445 $2,798 20132014201520162017 0.61% 0.54% 0.38% 0.33%0.33% 20132014201520162017 1.37% 20132014201520162017 741 734736736734 20132014201520162017

Retail Securitization Securitization Pool Metrics Weighted Average FICO Weighted Average Payment-to-Income New / Used Car / Light Truck / Utility * Primarily non-Ford, Lincoln and Mercury vehicles, which Ford Credit does not categorize 6 Source: Prospectus Supplements for referenced FCAOT transactions 100% 80% 60% 40% 20% 0% CarLight TruckUtilityOther* 100% 90% 80% 70% 60% 50% 40% 30% 20% 10% 0% NewUsed 9.1% 8.9% 8.7% 8.5% 8.3% 8.1% 7.9% 7.7% 7.5% 745 740 735 730 725 720 715 710

Retail Securitization Securitization Pool Metrics % Subvened-APR Receivables % of Contracts > 60 Month Original Term Weighted Average Loan-to-Value (LTV) Commentary Source: FCAOT 2017-C Prospectus 7 Ford marketing programs, with subvened rates as low as 0% for 72 months, have influenced the composition of the most recent pools - Increased mix of contracts with original term > 60 months - Subvened APR receivables increased in 2016 and began to decrease in 2017 - Higher LTV, reflecting higher mix of subvened APR receivables in 2016 and began to decrease in 2017 100% 95% 90% 85% 80% 100% 80% 60% 40% 20% 0% 70% 65% 60% 55% 50% 45% 40% 35%

Retail Securitization Structure Overview



% of Initial Securitization Value
Class A Notes ("AAA")
95.00%
Class B Notes ("AA")
3.00%
Class C Notes ("A")
2.00%
Reserve Account
~0.50%
Excess Spread
Initial Overcollateralization
~0.00%
Total Class A Hard CE
~5.5%

Credit enhancements in our retail securitization programs include:

- Subordination of junior notes
- Cash reserve
- Excess spread (used to build target overcollateralization)

Senior / subordinate, sequential pay structure

Target OC = Sum of:

1. YSOC

2. 2.0% of initial adjusted pool balance

3. 1.5% of current pool balance less reserve

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Retail Securitization
U.S. Retail Pool Performance: Delinquencies



Delinquency Ratio
4.5%
4.0%
3.5%
3.0%
2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 35 37 39 41 43 45 47 49 51 53 55 57 59
Months Since Settlement
03-A 03-B 04-A 05-A 05-B 05-C 06-A 06-B 06-C 07-A 07-B 08-A 08-B 08-C 09-A 09-B 09-C 09-D 09-E 10-A 10-B 11-A 11-B 12-A 12-B 12-C 12-D 13-A 13-B 13-C 13-D 14-A 14-B 14-C 15-A 15-B 15-C 16-A 16-B 16-C 17-A 17-B 17-C

15 Years Of Consistent Performance Through Multiple Cycles

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Retail Securitization
U.S. Retail Pool Performance: Cumulative Net Losses


Approximate Class A Break-Even Cumulative Net Loss for 2017-B is ~9.50%*
Loss Ratio
2.0%
1.5%
1.0%
0.5%
0.0%
Months Since Settlement
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 32 33 34 35 36 37 38 39 40 41 42 43 44 45 46 47 48 49 50 51 52 53 54 55 56 57 58 59 60
03-A
03-B
04-A
05-A
05-B
05-C
06-A
06-B
06-C
07-A
07-B
08-A
08-B
08-C
09-A
09-B
09-C
09-D
09-E
10-A
10-B
11-A
11-B
12-A
12-B
12-C
12-D
13-A
13-B
13-C
13-D
14-A
14-B
14-C
15-A
15-B
15-C
16-A
16-B
16-C
17-A
17-B
17-C

15 Years Of Consistent Performance Through Multiple Cycles

*Source: S&P 2017-B Pre-Sale

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Ford Credit's Syndicate 2.0 Process

Developed in 2012 based on the idea that the syndication process for benchmark ABS transactions should be practical and efficient

Value Proposition For Investors

- Authentic price indications (e.g., no whispers, less frequent testing)
- Transparency on size
- Books go subject earlier
- Subject to credit orders protected in allocations

Ford Deals Typically Price Within Guidance



Senior Tranche Pricing vs. Guidance Count by Class (2013-2017)
% of Classes Priced vs. Guidance
70%
60%
50%
40%
30%
20%
10%
0%
17%
44%
36%
49%
61%
64%
55%
26%
26%
32%
30%
26%
11%
20%
21%
16%
9%
6%
9%
9%
5%
3%
0%
0%
8%
1%
11%
0%
0%
4%
Tighter than Guidance
Tight end of Guidance
At Guidance
Wide end of Guidance
Wide of Guidance
Ford
Issuer 2
Issuer 3
Issuer 4
Issuer 5
Issuer 6

(1) Source: IFR Markets as of December 31, 2017

How It Works

- On Thursday, investors are notified that the deal is coming and are provided with the offering documents and marketing materials as well as an overview of the syndicate process
- Deal announces 8:00 am Monday without whisper pricing; orders taken once books open at 11:00 am
- Each Class is taken subject 15-30 minutes after it is 1x subscribed with firm orders (due to STC* and after subject message orders, classes could finish over 1x)
- Favorable allocations go to investors placing orders (both firm and STC*) prior to the subject message
- It is less common to "test" classes tighter because guidance is set at pricing expectations
- For FordREV and FORDF, Ford occasionally soft sounds key investors to assess interest

*STC = Subject to credit

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Retail Origination and Servicing Strategies 12

Origination Process Ford Credit’s origination process is judgment-based, using well-established purchase guidelines and control processes – not governed by strict limits Ford Credit’s origination process is supported by a proprietary system Analyzes a number of factors for each credit application Produces a proprietary risk score that is updated in real time throughout the evaluation process as inputs change Credit application process • • Dealers submit credit applications and proposed financing terms electronically to Ford Credit Ford Credit obtains a credit report for the applicant and any co-applicant » Ford Credit uses its proprietary origination system to complete compliance and other checks, including fraud alerts, ID variation, or to identify if the applicant is a current or former customer Ford Credit’s origination process is supported by a proprietary scoring model and electronic decisioning Ford Credit communicates credit decisions electronically to dealers 13

Origination Scoring Models Ford Credit classifies credit applications to determine which origination scoring model will be used. Classifications include: • • • Applicant type (individual, business entity) Credit profile (high FICO, low FICO) Vehicle type (new vehicle, used vehicle) Ford Credit's proprietary origination scoring models assess the creditworthiness of the applicant using the information in the credit application, information in the credit bureau report and other information. Examples include: • • • Financing product (retail, lease) Contract characteristics (loan-to-value, lease-to-value, term, payment) Other factors (payment-to-income, employment history, capacity to pay, financial stability) Output of the origination scoring models is a proprietary risk score referred to as Probability of Payment • The origination scoring models build on the predictive power of credit bureau, credit application data and contract characteristics • Updated in real time throughout the evaluation process as inputs change 14

Scoring Models Development And Maintenance Origination scoring models are developed internally by Ford Credit’s analytics team using statistical analysis of the contract characteristics and performance of Ford Credit’s retail and lease portfolio database and other external automotive-specific data to identify key variables that predict an applicant’s probability of fully paying the amount due under the contract Ford Credit regularly reviews its origination scoring models to confirm the business significance and statistical predictability of the variables Origination scoring model performance review Scorecard Cycle Plan Committee review Ford Credit develops new origination scoring models on a regular cycle plan Ford Credit may make adjustments to improve the performance of the origination scoring models between development cycles to react quickly to portfolio performance shifts and macroeconomic conditions. Adjustments may include: • • Uniformly changing the overall credit risk scores Modifying the weighting of selected variables Launch dates for most recent redeveloped origination scoring models: 15 Scoring Models U.S. Canada Consumer January 2018 May 2016 Commercial April 2015 April 2015 Commercial Line of Credit May 2017 Not Applicable

Purchasing Guidelines And Control Processes Ford Credit establishes purchasing standards and procedures to support consistent credit and purchase decisions • Portfolio Level – Purchase quality guidelines set portfolio targets for the purchase of lower and marginal quality contracts and to manage the overall quality of the portfolio Credit Application Level – Risk factor guidelines provide a framework for credit application evaluation criteria for specific attributes of an application including affordability measures like PTI and debt-to-income ratios, FICO score and contract term • » For less creditworthy applicants, or if there is a discrepancy in the information provided by the applicant, the credit analyst may verify the identity, employment, income, residency and other applicant information using Ford Credit's established procedures before the decision is made Ford Credit reviews credit analysts’ decisions regularly to ensure they are consistent with origination standards and credit approval authority Quarterly risk management portfolio performance analysis is performed 16 These Capabilities Enable Early Detection Of Portfolio Performance

Servicing Strategy Behavioral Scoring Models Ford Credit uses proprietary behavioral scoring models to assess the probability of payment default for each receivable on its payment due date These models assess the risk of a customer defaulting using a number of variables including origination characteristics, customer account history, payment patterns, expected loss or severity and periodically updated credit bureau information* Output of the behavioral scoring models is a proprietary risk rating referred to as Probability of Default (POD) Contracts are scored monthly on their due date to get an updated POD Before a behavioral scoring model is applied, Ford Credit classifies each customer account to determine which model is used. Classifications include: • • • Financing product (retail, lease) Customer (individual, business entity) Delinquency level (current, due date delinquent, 30 days past due) * Updated credit bureau data is obtained for U.S. accounts only 17

Servicing Strategy Scoring Models Development And Maintenance analysis of the contract characteristics and performance of Ford Credit’s retail and lease portfolio and other external automotive-specific data to identify key variables that predict a customer’s probability of default in the near term Behavioral scoring models are developed internally by Ford Credit’s analytics team using statistical Ford Credit regularly reviews the behavioral scoring models to confirm the continued business significance and statistical predictability of the variables • • Behavioral scoring model performance review Scorecard Cycle Plan Committee review Ford Credit develops new behavioral scoring models on a regular cycle plan Ford Credit may make adjustments to improve the performance of the behavioral scoring models between development cycles by uniformly changing the overall scores or modifying the weighting of selected variables Launch dates for most recent redeveloped behavioral scoring models: 18 Scoring Models U.S. Canada Consumer September 2013 September 2015 Commercial February 2016 January 2016

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Collateral Pool Comparison 20 CharacansttcFORDO 2017.C FORDO 2017-8 FORDO WA FICO Score Loan to value (LTV) Payment-to-income (PTI) CommercialUse %OriginalTerm> 60m InitialPoolBalance Number of Receivables Average PrincipalBalance WAAPR Subvened-APR Receivables WA OriginalTerm65.3mon WARemalnlng Term WA Seasoning %New %Car %. Light Truck %UtilitY %Others Top 3States 4.02% - 17.86% - 2017-A FORDO 2011 -c 736 98.30 8.65-18.63 55.08 54.51 $1.4bn 55,788 $25,633 2.612.64 663366.66 43.6842.10 33.6134.06

Credit Enhancement Levels


Annual Excess Spread Including Yield Supplement
Intital Hard Credit Enhancement (Subordination + Reserve Account) as a % of Adjusted Pool Balance
3.59%
5.54%

Enhancement Scenario	Memo: FCAOT 2017-C
Floor CE Composition Test	N/A
Pool Composition Test	N/A
Net Loss Test	N/A
Yield Supplement Discount Rate	6.30%

21

Net Loss To Receivables Ratio TotalFord Credit Retail Receivables Portfolio Net Losses as Ofo of Average Portfolio Outstanding* 1.9% 2004 2003 2005 2006 2007 2008 2009 2010 201.1 2012 2013 2014 2015 2016 2017 22